Exhibit 10.1*

ASSET PURCHASE AGREEMENT
BY AND BETWEEN

Novartis Pharma AG

AND

Stratatech Corporation

*Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules (or similar attachments) have been omitted. The Company agrees to furnish supplementally to the SEC a copy of any omitted schedule (or similar attachment) upon request by the SEC. Pursuant to Item 601(a)(6) of Regulation S-K, certain personally identifiable information contained in this document, marked by brackets as [***] has been omitted.

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 30, 2022 (the “Effective Date”), by and between Novartis Pharma AG, an entity organized under the laws of Switzerland (“Buyer”), and Stratatech Corporation, a corporation organized under the laws of Delaware (“Seller”). Buyer and Seller may hereinafter be referred to individually as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, Seller is the holder of all right, title and interest in and to the Priority Review Voucher (as defined below).
WHEREAS, on October 12, 2020, Mallinckrodt PLC and certain of its Affiliates, including Stratatech Corporation (collectively, the “Reorganized Debtors”), filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) under chapter 11 of Title 11 of the United States Code (the “Chapter 11 Cases”).
WHEREAS, on March 2, 2022, the Bankruptcy Court entered an order confirming the Reorganized Debtors’ chapter 11 plan of reorganization in the Chapter 11 Cases (as amended or modified, the “Plan”).
WHEREAS, on June 16, 2022, the Reorganized Debtors consummated the Plan and emerged from chapter 11;
WHEREAS, Seller and Buyer each (i) desire that Buyer purchase from Seller, and Seller sell, transfer and assign to Buyer, the Purchased Assets (as defined below), all on the terms set forth herein (such transaction, the “Asset Purchase”) and (ii), in furtherance thereof, have duly authorized, approved and executed this Agreement and the other transactions contemplated by this Agreement in accordance with all applicable Legal Requirements (as defined below).
WHEREAS, pursuant to the Plan, the General Unsecured Claims Trustee (the “GUC Trustee”) has the right to receive thirty five percent (35%) of the proceeds of the Asset Purchase and, in accordance with the foregoing, Seller and Buyer desire that thirty five percent (35%) of the proceeds of the Asset Purchase be paid by Buyer directly to the GUC Trustee on the terms set forth herein.
WHEREAS, Seller and Buyer desire to make certain representations, warranties, covenants and other agreements in connection with the Asset Purchase as set forth herein.
NOW, THEREFORE, in consideration of the foregoing and their mutual undertakings hereinafter set forth, and intending to be legally bound, the Parties hereto agree as follows:
ARTICLE I
DEFINITIONS
1.1    Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:
(a)“Affiliate” means any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a Party to this Agreement, for so long as such control exists, whether such Person is or becomes an Affiliate on or after the Effective Date. A Person shall be deemed to “control” another Person if it: (i) with respect to such other Person that is a corporation, owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by such Person in a particular jurisdiction) of such other Person, or, with respect to such other Person that is not a corporation, has other comparable ownership interest; or (ii) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of such other Person.
(b)“BLA” means a biologics license application submitted under Section 351(a) of the Public Health Service Act.
(c)“Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in New York, New York or Basel, Switzerland.
(d)“Confidential Information” means (i) any and all confidential and proprietary information, including but not limited to, data, results, conclusions, know-how, experience, financial information, plans and forecasts, that may be delivered, made available, disclosed or communicated by a Party or its Affiliates or their respective Representatives to the other Party or its Affiliates or their respective Representatives, related to the subject matter hereof or otherwise in connection with this Agreement and (ii) the terms, conditions and existence of this Agreement. “Confidential Information” will not include information that (A) at the time of disclosure, is generally available to the public, (B) after disclosure hereunder, becomes generally available to the public, except as a result of a breach of this Agreement by the recipient of such information, (C) becomes available to the recipient of such information from a Third Party that is not legally or contractually prohibited by the disclosing Party from disclosing such Confidential Information; or (D) was developed by or for the recipient of such information without the use of or reference to any of the Confidential Information of the disclosing Party or its Affiliates, as evidenced by the recipient’s contemporaneous written records. Notwithstanding anything herein to the contrary, all Confidential Information included within the Purchased Assets (which, for the avoidance of doubt, shall not include any confidential and proprietary information relating to the product to which the Subject BLA relates) shall constitute Confidential Information of Buyer from and after the Closing Date.
(e)“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).
(f)“Encumbrance” means any lien, pledge, charge, mortgage, owner’s mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, right of negotiation or refusal, leasehold interest, security interest, encumbrance, adverse claim, interference or other restriction on use, ownership or transfer; provided, that the requirement to pay the Priority Review Fee shall not be considered an Encumbrance.
(g)“FDA” means the United States Food and Drug Administration.
(h)“FDA Approval Letter” means the letter, dated June 15, 2021, from the FDA to Seller, approving the BLA for allogeneic cultured keratinocytes and dermal fibroblasts in murine collagen-dsat labeled with the proprietary name STRATAGRAFT (submission tracking number BL 125730).
(i)“FDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended.
(j)“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental, private body or arbitral body exercising any executive, legislative, judicial, quasi-judicial, regulatory, taxing, importing, administrative or other governmental or quasi-governmental authority.
(k)“Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any Orders applicable to a Party or to any of its assets, properties or businesses. Legal Requirements shall include, with respect to Seller, any obligations, responsibilities, requirements, parameters and conditions relating to the Priority Review Voucher as set forth in (i) the FDA Approval Letter, (ii) any other correspondence received by Seller or its Affiliates from the FDA regarding the Priority Review Voucher, (iii) Section 565A of the FDCA (21 U.S.C. 360bbb-4a), or (iv) in the FDA draft guidance document issued in January 2018, “Material Threat Medical Countermeasure Priority Review Vouchers, Guidance for Industry.”
(l)“Liabilities” means all debts, liabilities and obligations, whether presently in existence or arising hereafter, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.
(m)“Order” means any order, decree, edict, injunction, writ, award or judgment of any Governmental Entity.
(n)“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.
(o)“Priority Review” means a priority review of and action upon a human drug application by the FDA in accordance with the timelines described in 21 U.S.C. 360bbb-4a(a)(2).
(p)“Priority Review Fee” means the fees described in 21 U.S.C. 360bbb-4a(c).
(q)“Priority Review Voucher” means the material threat medical countermeasure priority review voucher issued by the United States Secretary of Health and Human Services, Food and Drug Administration, to Seller, as evidenced by the FDA Approval Letter and assigned tracking number PRV BLA 125730, which entitles the holder of such voucher to Priority Review of a single human drug application submitted under Section 505(b)(l) of the FDCA or a single biologics license application submitted under Section 351(a) of the Public Health Service Act, as further defined in the FDCA (21 U.S.C. 360bbb-4a(a)(3)).
(r)“Proceeding” means any claim, action, arbitration, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.
(s)“Purchased Assets” means (i) the Priority Review Voucher, and (ii) any and all rights, benefits and entitlements with respect thereto afforded to the holder of the Priority Review Voucher.
(t)“Regulatory Change” means any term or condition imposed by the FDA on the Priority Review Voucher that is not set forth in the FDA Approval Letter, that has been enacted, adopted, approved or imposed after the date of the issuance of the Priority Review Voucher and adversely impacts the manner in which Buyer may use, receive, hold or otherwise exploit the Priority Review Voucher.
(u)“Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

(v)“Subject BLA” means the BLA approved by the FDA pursuant to the FDA Approval Letter.
(w)“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.
(x)“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement of any kind relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Governmental Entity.
(y)“Third Party” means any Person other than a Party and such Party’s Affiliates.
Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1.1 shall have the meanings assigned to such terms in this Agreement.
ARTICLE II
PURCHASE AND SALE
2.1    Purchase and Sale; No Assumed Liabilities.
(a)Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, assign and deliver to Buyer, at the Closing all of Seller’s right, title and interest in, to and under the Purchased Assets, in each case free and clear of all Encumbrances.
(b)Seller shall (at Buyer’s reasonable request) take such additional actions as may be reasonably necessary to facilitate the sale, transfer, conveyance, assignment and delivery of the Purchased Assets to Buyer.
(c)For the avoidance of doubt, (i) the sale, transfer, conveyance, assignment and delivery of the Purchased Assets from Seller to Buyer shall not include the sale, transfer, conveyance, assignment or delivery of any Liabilities from Seller to Buyer, and (ii) Buyer shall not assume, nor shall it be liable for, or otherwise be obligated to pay, perform or discharge, any Liabilities of Seller or its Affiliates (fixed, contingent or otherwise, and whether or not accrued), including Liabilities relating to the Purchased Assets (other than such obligations as are imposed generally by applicable Legal Requirements on the holder of the Priority Review Voucher solely in respect of its use or transfer following the sale thereof pursuant to this Agreement, including, without limitation any user fees payable to FDA in connection with the proposed use or redemption of the Priority Review Voucher to include the Priority Review Fee and any other user fees required to be paid in connection with the submission of a human drug application or human biologics license application for which the applicant seeks to redeem the Priority Review Voucher) (such Liabilities, “Excluded Liabilities”). Seller shall be solely responsible for all such Excluded Liabilities.
2.2    Purchase Price. The total consideration (the “Purchase Price”) to be paid by Buyer to Seller for all of the Purchased Assets shall be an amount equal to One Hundred Million Dollars (U.S. $100,000,000.00) due and payable upon the Closing Date.
2.3    Method of Payment. Payment of the Purchase Price shall be made (i) as to Thirty Five Million Dollars (U.S. $35,000,000.00), to the GUC Trustee in cash by wire transfer of immediately available funds to the bank account set forth on Exhibit D attached hereto and (ii) as to Sixty Five Million Dollars (U.S. $65,000,000.00), representing the balance of the Purchase Price payable to Seller less the amount to which the GUC Trustee is entitled, to Seller in cash by wire transfer of immediately available funds to the bank account set forth on Exhibit E attached hereto.
2.4    Tax Withholding. Each of Buyer, Seller and their Affiliates shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to such amounts as are required to be deducted and withheld under any Tax Legal Requirements. If a payor determines that an amount is required to be deducted and withheld, such payor shall use commercially reasonable efforts to provide the payee with reasonable notice of the payor’s intent to deduct and withhold and reasonably cooperate with the payee to reduce, minimize or eliminate such potential deductions and withholdings, including by providing a reasonable opportunity for the payee to provide forms or other evidence that would reduce or exempt such amounts from deduction or withholding. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. Notwithstanding anything to the contrary herein, if Buyer assigns its rights under this Agreement to any Person pursuant to Section 11.8, any such payments made to Seller and its Affiliates by Buyer or its assignee or their Affiliates shall be increased such that the amount received by Seller or its Affiliate after any deduction or withholding (including such deductions and withholdings applicable to additional sums payable under this Section 2.4) is equal to the amount Seller or its Affiliate would have received in the absence of such assignment.
2.5    Intended Tax Treatment. For all applicable Tax purposes, the Parties intend and shall report the Asset Purchase as a purchase and sale of all right, title and interest in the Purchased Assets.

ARTICLE III
CLOSING
3.1    Closing. The consummation of the purchase and sale transaction contemplated by this Agreement (the “Closing”) shall be conducted telephonically or via email, facsimile transfer or other similar means of correspondence immediately following the execution of this Agreement. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date”.
3.2    Transactions to be Effected at Closing. At the Closing,
(a)Seller shall deliver, or cause to be delivered, to Buyer an executed Bill of Sale substantially in the form attached hereto as Exhibit A;
(b)Seller shall deliver, or cause to be delivered, to Buyer an executed certificate of the secretary or an assistant secretary (or equivalent duly authorized officer or other representative) of Seller certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby, and (ii) as to the incumbency of each person executing this Agreement and any other document delivered in connection herewith on behalf of Seller and that the signature of each such person on this Agreement and such other document is such person’s genuine signature;
(c)Buyer shall pay the Purchase Price in accordance with Section 2.3;
(d)Seller shall deliver to Buyer a letter addressed to Buyer, substantially in the form set forth on Exhibit B hereto and duly executed by Seller, acknowledging the transfer of the Priority Review Voucher from Seller to Buyer, in accordance with applicable Legal Requirements; and
(e)Buyer shall deliver to Seller a letter addressed to Seller, substantially in the form set forth on Exhibit C hereto and duly executed by Buyer, acknowledging the transfer of the Priority Review Voucher from Seller to Buyer, in accordance with applicable Legal Requirements.
3.4    Title Passage. Upon the Closing, all of the right, title and interest of Seller in, to and under the Purchased Assets shall pass to Buyer free and clear of all Encumbrances.
3.5    Broker Fees. Notwithstanding any other provision in this Agreement to the contrary, Seller shall bear and pay any and all fees and expenses that may become payable by either Party or its Affiliates in connection with any arrangement made by Seller or its Affiliates with any broker, finder or investment banker in connection with the transactions contemplated by this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer as follows:
4.1    Organization, Standing and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the corporate power and authority to own, operate and lease its properties and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to adversely affect any of the Purchased Assets, Seller’s ability to consummate the transactions contemplated by this Agreement, or Buyer’s ownership and rights with respect to any of the Purchased Assets after the Closing. Seller is not in violation of its organizational or governing documents, as amended to date.
4.2    Due Authority. Seller has all requisite corporate power and authority to enter into and deliver, perform its obligations under, and consummate the transactions contemplated by, this Agreement including, without limitation, all consents, grants, approvals, or similar authority arising from the Chapter 11 Cases, as applicable. The execution, delivery and performance of this Agreement, and the consummation of the Asset Purchase, have been duly and validly approved and authorized by all necessary corporate action on the part of Seller, and this Agreement has been duly executed and delivered by Seller. This Agreement, upon due execution and delivery by the Parties, will constitute a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally (however, excluding the effect of the Chapter 11 Cases or the Plan or any rights or obligations arising thereunder) and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. The approval of Seller’s stockholders is not required for the execution, delivery and performance of this Agreement, and the consummation of the Asset Purchase.
4.3    Non-contravention. The execution and delivery by Seller of this Agreement does not, and the consummation of the transactions contemplated hereby, including the transfer of title to, ownership in, and possession of the Purchased Assets, will not, (a) result in the creation of any Encumbrance on any of the Purchased Assets or (b) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, revocation, suspension, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the organizational or governing documents of Seller, in each case as amended to date, (ii) the Priority Review Voucher or any Contract to which Seller or any Affiliate of Seller is a party or by which it is bound which involves or affects in any way any of the Purchased Assets, or (iii) any Legal Requirements applicable to Seller or any Affiliate of Seller or any of the Purchased Assets, or (c) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, revocation, suspension, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to the Plan or the GUC Trust Agreement.
4.4    No Consents. Except for the letters referenced in Sections 3.2(d) and 3.2(e), no filing, authorization, consent, approval, permit, order, registration or declaration, governmental or otherwise, is necessary to enable or authorize Seller to enter into, and to perform its obligations under, this Agreement.
4.5    Title to Purchased Assets. Seller is the sole and exclusive owner of all rights, title and interest in and to the Purchased Assets and owns and at the Closing will transfer to Buyer good and transferable title to the Purchased Assets free and clear of any Encumbrances. Seller has performed all actions necessary to perfect its ownership of, and its ability to transfer, the Purchased Assets pursuant to this Agreement. Seller has provided to Buyer a true, correct and complete copy of the FDA Approval Letter acknowledging the Priority Review Voucher. Except for the Contracts set forth on Schedule 4.5 attached hereto (true and complete copies of which have been provided to Buyer), no Third Party is entitled to any portion of the proceeds of the transactions contemplated by this Agreement.
4.6    Contracts. Except for this Agreement, there is no Contract to which Seller or any Affiliate of Seller is a party to or bound by that involves or affects (or would reasonably be expected to involve or affect) the issuance of, ownership of, transfer or licensing of, title to, or use of any of the Purchased Assets, or that otherwise assigned, transferred, licensed, conveyed, encumbered, or granted or allowed any Encumbrance with respect to, any of Seller’s right, title and interest in, to or under the Purchased Assets, other than the Plan and the General Unsecured Claims Trust Agreement entered into in connection with the Plan (the “GUC Trust Agreement”).
4.7    Compliance With Legal Requirements. (a) Seller and its Affiliates are, and at all times have been, in material compliance with each Legal Requirement, in each case that is or was applicable to (i) Seller’s and its Affiliates’ conduct, acts, or omissions with respect to any of the Purchased Assets or (ii) any of the Purchased Assets; (b) Seller and its Affiliates are, and at all times have been in full compliance with the Plan and the GUC Trust Agreement, in each case that is or was applicable to (i) Seller’s and its Affiliates’ conduct, acts, or omissions with respect to any of the Purchased Assets or (ii) any of the Purchased Assets; and (c) Seller and its Affiliates have not received any written notice or other written communication from any Person regarding any actual, alleged, possible or potential material violation of, or failure to comply with, any such Legal Requirement or any actual, alleged, possible or potential violation of, or failure to comply with the Plan or the GUC Trust Agreement, in each case, that is or was applicable to (i) Seller’s and its Affiliates’ conduct, acts, or omissions with respect to any of the Purchased Assets or (ii) any of the Purchased Assets.
4.8    Legal Proceedings. There is no pending or, to the knowledge of Seller, threatened Proceeding involving Seller or any of its Affiliates, nor has there been any Proceeding involving Seller or any of its Affiliates, and neither Seller nor any of its Affiliates is a party or subject to the provisions of any judgment, (a) that involves or affects (or would reasonably be expected to involve or affect) the ownership of, licensing of, title to, or use of any of the Purchased Assets or (b) that otherwise challenges the transactions contemplated by this Agreement. None of the Purchased Assets are subject to any Order of any Governmental Entity or arbitrator other than the Plan and the GUC Trust Agreement.
4.9    Governmental Authorizations. Neither Seller nor any of its Affiliates is required to hold any license, registration, or permit issued by any Governmental Entity to own, use or transfer the Purchased Assets, other than such licenses, registrations or permits that have already been obtained.
4.10    Solvency. Seller is not entering into this Agreement with the actual intent to hinder, delay, or defraud any creditor of Seller. The remaining assets of Seller after the Closing will not be unreasonably small in relation to the business in which Seller will engage after the Closing. Upon and immediately following the Closing Date, after giving effect to all of the transactions contemplated by and in this Agreement (including the payment of the Purchase Price), Seller will not be insolvent and will have sufficient capital to continue in business and pay its debts as they become due.
4.11    Revocation; Regulatory Change. The Priority Review Voucher has not been terminated, cancelled or revoked and Seller and its Affiliates have not done or omitted to do any act (including any act which could reasonably be expected to result in the FDA invoking its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities set forth in 56 Fed. Reg. 46191 (September 10, 1991)), and there are no facts or circumstances that (with or without notice or lapse of time or both), could reasonably be expected to result in the termination, suspension, cancellation or revocation of the Priority Review Voucher. There has not occurred any Regulatory Change. To Seller’s knowledge, there are no requirements imposed by the FDA on the transferability or redemption of the Priority Review Voucher other than as set forth in the Legal Requirements.

4.12    Document Disclosure. Seller has provided to Buyer true and complete copies of the FDA Approval Letter, the Plan and the GUC Trust Agreement and any other material communications between Seller or any of its Affiliates and the FDA and the GUC Trustee, in each case regarding the Priority Review Voucher or the sale thereof.
4.13    Intent to Use. Neither Seller nor any of its Affiliates has submitted to the FDA a notification of intent to use the Priority Review Voucher, as described in 21 U.S.C. 360bbb-4a(b)(3).
4.14    No Broker. Seller has not engaged, retained or entered into an agreement with any investment banker, broker, finder or other intermediary which has been authorized to act on behalf of Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
4.15     Recitals. The above recitals are hereby made a part of this Agreement and each of the recitals are true and correct.
4.16    Bankruptcy. Seller has complied with and fully satisfied any requirements, terms, or conditions of all agreements or other similar documents arising from the Chapter 11 Cases, including, without limitation, the Plan and the GUC Trust Agreement. Without limiting the generality of the foregoing or being limited thereby: (a) Seller has provided the GUC Trustee with timely updates regarding all aspects of the marketing of the Priority Review Voucher, and Seller has afforded the GUC Trustee reasonable consultation rights in respect of such marketing, and (b) in accordance with the Plan and in fulfillment of the terms of the GUC Trust Agreement, Seller has directed Buyer to pay to the GUC Trustee thirty five percent (35%) of the proceeds of the Asset Purchase payable to Seller in order for Seller to fully satisfy its financial obligations under the GUC Trust Agreement in respect of the portion of the proceeds of the transactions contemplated by this Agreement that Seller represents are to be paid to the GUC Trustee in accordance with the GUC Trust Agreement and the Plan in respect of the sale of the Purchased Assets.
4.17    No Other Representations and Warranties. Neither Seller nor any of its Affiliates or their respective Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, including with respect to merchantability or fitness for any particular purpose or in connection with the Purchased Assets or the accuracy or completeness of any information provided in connection with the Asset Purchase contemplated by this Agreement, except as otherwise expressly set forth in this ARTICLE IV.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller as follows:
5.1     Organization, Standing and Power. Buyer is an entity duly organized, validly existing and in good standing under the laws of Switzerland. Buyer has the corporate power and authority to own, operate and lease its properties and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement, or Buyer’s ownership and rights with respect to any of the Purchased Assets after the Closing. Buyer is not in violation of its organizational or governing documents, in each case as amended to date.
5.2     Authority. Buyer has all requisite corporate power and authority to enter into and deliver, perform its obligations under, and consummate the transactions contemplated by, this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the Asset Purchase, have been duly and validly approved and authorized by all necessary corporate action on the part of Buyer, and this Agreement has been duly executed and delivered by Buyer. This Agreement, upon due execution and delivery by the Parties, will constitute a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
5.3     Non-contravention. The execution and delivery by Buyer of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, revocation, suspension, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (a) any provision of the organizational or governing documents of Buyer, in each case as amended to date, (b) any Contract to which Buyer is a party or by which it is bound which involves or affects in any way the Asset Purchase or (c) except as may be required to comply with any Legal Requirements applicable to Buyer.
5.4     No Consents. Except for the letters referenced in Sections 3.2(d) and 3.2(e), no filing, authorization, consent, approval, permit, order, registration or declaration, governmental or otherwise, is necessary to enable or authorize Buyer to enter into, and to perform its obligations under, this Agreement.
5.5     Acknowledgment of Third Party Payee. Buyer has been directed by Seller to pay to the GUC Trustee thirty five percent (35%) of the proceeds of the Asset Purchase payable to Seller.

5.6     No Broker. Buyer has not engaged, retained or entered into an agreement with any investment banker, broker, finder or other intermediary who has been authorized to act on behalf of Buyer who would be entitled to any fee or commission payable by Seller in connection with the transactions contemplated by this Agreement.
5.7     Non-Reliance. Neither Seller nor any of its Affiliates nor any of their Representatives makes, or has made any representation or warranty, oral or written, express or implied, as to the accuracy or completeness of any information concerning the Purchased Assets, except as expressly set forth in this Agreement, and Seller, its Affiliates and their Representatives expressly disclaim any and all liability that may be based on such information or errors or omissions in any such representation or warranty not expressly set forth in this Agreement. Buyer has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied (including any representation or warranty as to merchantability or fitness for a particular purpose), made by Seller, any of its Affiliates or any of their Representatives, except as expressly set forth in Article IV. Neither Seller nor its Affiliates nor any of their Representatives shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any information, documents or materials made available to Buyer, whether orally or in writing, in any presentations, due diligence discussions or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement, except as expressly set forth in Article IV.
ARTICLE VI
[RESERVED]
ARTICLE VII
[RESERVED]
ARTICLE VIII
INDEMNIFICATION
8.1     Indemnification.
(a)Indemnification by Seller. From and after the Closing, Seller will indemnify, defend and hold Buyer and its Affiliates, and their respective directors, officers, employees and agents harmless for, from and against any and all Liabilities, losses, damages, claims, costs and expenses (including reasonable attorneys’ fees) (collectively, “Damages”) arising out of or resulting from (i) any breach of Seller’s representations, warranties, covenants or obligations under this Agreement or any certificate delivered by Seller hereunder, (ii) Seller’s grossly negligent, fraudulent and/or wrongful acts, omissions or misrepresentations, regardless of the form of action, in connection with this Agreement, (iii) any claim by any Third Party against Buyer and its Affiliates that such Third Party is entitled to any proceeds from the sale of the Priority Review Voucher pursuant hereto, and/or (iv) any Excluded Liabilities.
(b)Indemnification by Buyer. From and after the Closing, Buyer will indemnify, defend and hold Seller and its Affiliates, and their respective directors, officers, employees and agents harmless for, from and against any and all Damages arising out of or resulting from (i) any breach of Buyer’s representations, warranties, covenants or obligations under this Agreement or any certificate delivered by Buyer hereunder, (ii) Buyer’s grossly negligent, fraudulent and/or wrongful acts, omissions or misrepresentations, regardless of the form of action, in connection with this Agreement, and/or (iii) Buyer’s, its Affiliates’, or any subsequent transferee’s use or ownership of the Purchased Assets.
8.2     Indemnification Procedures for Claims.
(a)A Person entitled to indemnification pursuant to Section 8.1 will hereinafter be referred to as an “Indemnitee.” A Party obligated to indemnify an Indemnitee hereunder will hereinafter be referred to as an “Indemnitor.” Indemnitee shall inform Indemnitor of any Third Party claim (“Claim”) as soon as reasonably practicable after the Claim arises, it being understood and agreed that the failure to give such notice will not relieve the Indemnitor of its indemnification obligation under this Agreement except and only to the extent that such Indemnitor is actually and materially prejudiced as a result of such failure to give notice.
(b)If the Indemnitor has acknowledged in writing to the Indemnitee the Indemnitor’s responsibility for defending such Claim and such Claim is not a class action or criminal matter, the Indemnitor shall have the right to defend, at its sole cost and expense (with counsel reasonably selected by the Indemnitor and approved by the Indemnitee, such approval not to be unreasonably withheld or delayed), such Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnitor to a final conclusion or settled at the discretion of the Indemnitor; provided, however, that the Indemnitor may not enter into any compromise or settlement unless (i) such compromise or settlement includes as an unconditional term thereof, the giving by each claimant or plaintiff to the Indemnitee of a release from all liability in respect of such Claim; and (ii) the Indemnitee consents to such compromise or settlement, which consent shall not be unreasonably withheld or delayed unless such compromise or settlement involves (A) any admission of legal wrongdoing by the Indemnitee, (B) any payment by the Indemnitee that is not indemnified hereunder or (C) the imposition of any equitable relief against the Indemnitee, in which case ((A) – (C)) the Indemnitee may withhold its consent in its sole discretion. If Indemnitee determines in good faith that the defense is not being or ceases to be conducted diligently and in good faith, the Indemnitee shall have the right, at the expense of the Indemnitor, upon at least ten (10) Business Days’ prior written notice to the Indemnitor of its intent to do so, to undertake the defense of such Claim for the account of the Indemnitor (with counsel reasonably selected by the Indemnitee and approved by the Indemnitor, such approval not to be unreasonably withheld or delayed). If the Indemnitee is defending such Claim, the Indemnitee shall keep the Indemnitor apprised of all material developments with respect to such Claim and promptly provide the Indemnitor with copies of all correspondence and documents exchanged by the Indemnitee and the opposing party(ies) to such litigation. If the Indemnitor has elected to defend such Claim or if the Indemnitor has otherwise acknowledged in writing its responsibility for indemnifying a Claim, the Indemnitee may not compromise or settle such litigation without the prior written consent of the Indemnitor, such consent not to be unreasonably withheld or delayed.
(c)The Indemnitee may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnitor pursuant to this Section 8.2 and shall bear its own costs and expenses with respect to such participation; provided, however, that the Indemnitor shall bear such costs and expenses if counsel for the Indemnitor shall have reasonably determined that such counsel may not properly represent both the Indemnitor and the Indemnitee.
8.3     Exclusivity. From and after the Closing, other than in the event of fraud by a Party to this Agreement on the basis of the representations and warranties contained in this Agreement, this Article VIII will provide the exclusive remedy against either Party hereto for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement and/or the transactions contemplated herein, except nothing in this Agreement will prevent or otherwise limit either Party from seeking or obtaining injunctive or other equitable relief for any breach of any covenant or agreement set forth herein. The Parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on Buyer’s remedies with respect to this Agreement and the transactions contemplated herein, were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to Seller hereunder.
8.4     Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate amount of indemnifiable Damages that may be recovered from (a) Seller pursuant to Section 8.1(a) shall equal the Purchase Price, and (b) Buyer pursuant to Section 8.1(b) shall equal the Purchase Price.
8.5     Tax Treatment of Indemnity Payments. Any payments made to any Party pursuant to this Article VIII shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by the Parties on their Tax Returns to the extent permitted by Legal Requirements.
ARTICLE IX
[RESERVED]
ARTICLE X
ADDITIONAL COVENANTS
10.1     Further Assurances.
(a)The Parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, including without limitation any notifications or filings required to be made to the FDA in connection with the transfer of the Purchased Assets, and shall (i) furnish upon request to each other such further information, (ii) execute and deliver to each other such other documents, and (iii) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement, including the use by Buyer, its Affiliates or their respective successors and assigns of the Priority Review Voucher in accordance with its terms and applicable Legal Requirements.
(b)Without limiting the foregoing, Buyer and Seller agree to cooperate and assist each other with respect to all filings or notifications to any Governmental Entity related to the transfer and assignment of the Purchased Assets.
10.2     Compliance with Legal Requirements. Seller shall at all times comply in all material respects with all Legal Requirements applicable to the Purchased Assets, including any and all Legal Requirements applicable to the use or transfer of the Priority Review Voucher. Seller shall forward to Buyer any written communications it receives from any Governmental Entity in respect of the Purchased Assets.
10.3     Nondisclosure.
(a)With respect to Confidential Information received from a Party, the other Party will (i) keep such Confidential Information confidential, (ii) not use any such Confidential Information for any reason other than to carry out the intent and purpose of this Agreement, and (iii) not disclose any such Confidential Information to any Person, except in each case as otherwise expressly permitted by this Agreement or with the prior written consent of the disclosing Party.
(b)Each Party may disclose Confidential Information of the other Party only to its or its’ Affiliates’ Representatives on a need-to-know basis.
(c)Each Party will (i) enforce the terms of this Section 10.3 as to its Representatives, (ii) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Section 10.3, and (iii) be responsible and liable for any breach of this Section 10.3 by it or its Representatives.

(d)If a Party becomes compelled by a court or is requested by a Governmental Entity to make any disclosure that is prohibited or otherwise constrained by this Section 10.3, such Party shall (to the extent permitted by applicable Legal Requirements) provide the disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 10.3. In the absence of a protective order or other remedy, the Party subject to the requirement to disclose may disclose that portion (and only that portion) of the Confidential Information that, based upon advice of its counsel, it is legally compelled to disclose or that has been requested by such Governmental Entity; provided, however, that such Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed.
(e)Nothing herein shall prohibit or otherwise restrict the disclosure of Confidential Information by or on behalf of Buyer or its Affiliates to the FDA or other Governmental Entity to the extent required by the FDA or such other Governmental Entity to enable the use or transfer of the Priority Review Voucher; provided that Buyer and its Affiliates shall use commercially reasonable efforts to obtain confidential treatment for any such disclosures.
10.4     Disclosures Concerning this Agreement. Buyer and Seller agree not to (and to ensure that their respective Affiliates do not) issue any press releases or public announcements concerning this Agreement without the prior written consent of the other Party (which shall not be unreasonably withheld or delayed), except as required by a Governmental Entity or applicable Legal Requirement (including the rules and regulations of any stock exchange or trading market on which a Party’s (or its parent entity’s) securities are traded); provided that the Party intending to disclose such information shall use commercially reasonable efforts to provide the other Party with advance notice of such required disclosure and an opportunity to review and comment on such proposed disclosure (which comments shall be considered in good faith by the disclosing Party) and to request confidential treatment thereof.
10.5     Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo, or trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance.
10.6     Notice of Transfer. Buyer is solely responsible for notifying the FDA of the transfer of the Purchased Assets and the delivery to the FDA of the letters referenced in Sections 3.2(d) and 3.2(e) in accordance with the requirements of 21 U.S.C. 360bbb(b)(3) and as further described in FDA draft guidance document issued in January 2018, “Material Threat Medical Countermeasure Priority Review Vouchers, Guidance for Industry.”
ARTICLE XI
GENERAL PROVISIONS
11.1     Survival. Except as expressly set forth herein, the representations and warranties contained in this Agreement, and liability for the breach thereof, shall survive the Closing Date and shall remain in full force and effect for a period of two (2) years following the Closing Date; provided, however, that the representations and warranties contained in Sections 4.1, 4.2, 4.3(c), 4.5, 4.7(b), 4.7(c), 4.11, 4.13, 4.14 and 4.16 hereof, and all covenants and obligations contained herein, shall, in each case, survive the Closing Date and remain in full force and effect until the expiration of the applicable statute of limitations.
11.2     Transfer Taxes and Fees. Any and all sales, excise, use, transfer, value-added and similar Taxes assessed or incurred by reason of the sale by Seller and the purchase by Buyer of the Purchased Assets hereunder (“Transfer Taxes”) shall be shared equally between Seller and Buyer, regardless of which Party such Transfer Taxes are assessed against. The Party legally responsible for filing any Tax Return related to any Transfer Taxes shall timely file any such Tax Return and the other Party shall reasonably cooperate with respect to any such filings. The paying Party shall provide the other Party with evidence reasonably satisfactory to the other Party that Transfer Taxes have been paid, and the other Party shall reasonably promptly reimburse the paying Party for its share of any such Transfer Taxes. The Parties further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax.
11.3     Priority Review Fee. The Priority Review Fee and all other user fees under the FDCA applicable to the human drug application for which the Priority Review Voucher is redeemed, following the Closing, shall be borne exclusively by Buyer, its Affiliates or any transferee of the Priority Review Voucher. In any event, following the Closing Seller shall have no liability or obligation for any such fees.

11.4     Notices. Any notice or other communication required or permitted to be delivered to any Party shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; or (b) upon such Party’s receipt after being sent by registered mail, by courier or express delivery service; in any case to the address set forth beneath the name of such Party below (or to such other address as such Party shall have specified in a written notice given to the other Party in accordance with this Section 11.4):
(i)if to Buyer, to:
Novartis Pharma AG
Lichtstrasse 35
CH 4056 Basel
Switzerland
Attention: General Counsel

with a copy (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020

Attention: [***]
Email: [***]

(ii)if to Seller, to:
Stratatech Corporation
c/o Mallinckrodt Pharmaceuticals
675 McDonnell Blvd.
Hazelwood, MO 63042
Attention: [***]

Telephone: [***]
Fax: [***]
Email: [***]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
200 Clarendon Street
Boston, Massachusetts 02116

Attention: [***]
Email: [***]

11.5     Construction.
(a)The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. Seller and Buyer each acknowledge that it has been represented by its own legal counsel in connection with this Agreement and the transactions contemplated by this Agreement.
(b)As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(c)Except as otherwise indicated, all references in this Agreement to “Articles” and “Sections” are intended to refer to Articles and Sections of this Agreement.
11.6    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other Party hereto, it being understood that all Parties hereto need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or facsimile shall be sufficient to bind the Parties hereto to the terms and conditions of this Agreement.

11.7    Entire Agreement. This Agreement, including all exhibits and schedules attached hereto and the confidentiality agreement by and between the Parties dated 21 April 2022, sets forth the entire understanding of the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings among or between the Parties relating to the subject matter hereof.
11.8    Assignment. No Party will have the right to assign this Agreement, in whole or in part, by operation of law or otherwise, without the other Party’s express prior written consent. Any attempt to assign this Agreement without such consent, will be null and void. Notwithstanding the foregoing, any Party may assign this Agreement, in whole or in part, without the consent of the other Party: (a) to a Third Party that succeeds to all or substantially all of its assets or business related to this Agreement (whether by sale, merger, operation of law or otherwise); or (b) to an Affiliate of such party. Notwithstanding the foregoing, Buyer may assign this Agreement, in whole or in part, without Seller’s consent, to any purchaser, transferee, or assignee of any of the Purchased Assets. For the avoidance of doubt, no assignment made pursuant to this Section 11.8 shall relieve the assigning Party of any of its obligations under this Agreement. Subject to the foregoing, this Agreement will bind and inure to the benefit of each Party’s successors and permitted assigns. Notwithstanding anything to the contrary herein, Buyer may not assign this Agreement, in whole or in part, without Seller’s consent, to the extent such assignment would reasonably be expected to increase any Taxes for which Seller is responsible pursuant to this Agreement.
11.9    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.
11.10Severability. If any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties hereto shall use commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
11.11Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any Party of any right to specific performance or injunctive relief.
11.12Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. The Parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York (or if such court does not have subject matter jurisdiction, State Court of the State of New York located in New York County) solely and specifically for the purposes of any action or proceeding arising out of or in connection with this Agreement.
11.13WAIVER OF JURY TRIAL. Each party, to the extent permitted by law, knowingly, voluntarily, and intentionally waives its right to a trial by jury in any proceeding arising out of or relating to this agreement and the transactions contemplated hereby. This waiver applies to any proceeding, whether sounding in contract, tort, or otherwise.
11.14Amendment; Extension; Waiver. Subject to the provisions of applicable Legal Requirements, the Parties hereto may amend this Agreement at any time pursuant to an instrument in writing signed on behalf of each of the Parties hereto. At any time, any Party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.
11.15No Benefit to Third Parties. Except as provided in ARTICLE VIII, the covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of Buyer and Seller has caused this Asset Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

BUYER:
NOVARTIS PHARMA AG

By: /s/ Mark Rogers
Name: Mark Rogers
Title: Global Head BD&L Transactions

By: /s/ Michael Stewart
Name: Michael Stewart
Title: Head Legal, Strategic Transactions

SELLER:
STRATATECH CORPORATION

By: /s/ Daniel Speciale
Name: Daniel Speciale
Title: Vice President

Exhibit A

FORM OF BILL OF SALE

This Bill of Sale (this “Bill of Sale”) is entered into as of June 30, 2022 by and between Stratatech Corporation, a corporation duly organized under the laws of Delaware (“Seller”), and Novartis Pharma AG, an entity organized under the laws of Switzerland (“Buyer”).
Upon the terms and subject to the conditions of the Asset Purchase Agreement, dated as of even date herewith (the “Asset Purchase Agreement”), by and between Buyer and Seller, Seller has agreed to sell, and Buyer has agreed to purchase, all right, title and interest in, to and under the Purchased Assets, including the Priority Review Voucher, in each case free and clear of all Encumbrances.
For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Buyer and Seller, intending to be legally bound, hereby agree as follows:

1.Defined Terms; Interpretation. Except as otherwise set forth herein, capitalized terms used in this Bill of Sale shall have the meanings assigned to them in the Asset Purchase Agreement. This Bill of Sale shall be interpreted in accordance with the rules of construction set forth in Section 11.5 of the Asset Purchase Agreement.
2.Transfer of Purchased Assets. Pursuant to the terms and subject to the conditions of the Asset Purchase Agreement, Seller hereby sells, assigns, transfers, and conveys to Buyer and its successors and its assigns, and Buyer hereby does purchase from Seller, all of Seller’s right, title and interest in, to and under the Purchased Assets (including the Priority Review Voucher), in each case free and clear of all Encumbrances.
3.Effective Time. This Bill of Sale shall be effective as of the Closing.
4.Binding Effect; Amendments. This Bill of Sale shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective legal representatives, successors and permitted assigns. Neither this Bill of Sale, nor any term or provision hereof, may be amended, modified, superseded or cancelled except by an instrument in writing signed by each party hereto.
5.Governing Law. This Bill of Sale and any disputes arising under or related hereto shall be governed by the rules set forth in Section 11.12 of the Asset Purchase Agreement.
6.Counterparts. This Bill of Sale may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Bill of Sale to be executed and delivered as of the date first written above.

NOVARTIS PHARMA AG

By: ___________________________________________
Name: _________________________________________
Title: __________________________________________

By: ___________________________________________
Name: _________________________________________
Title: __________________________________________

STRATATECH CORPORATION

By: ___________________________________________
Name: _________________________________________
Title: __________________________________________

Exhibit B

Seller’s Transfer Acknowledgment Letter

June 30, 2022

Novartis Pharma AG
Lichtstrasse 35
CH 4056 Basel
Switzerland

RE: Transfer of Material Threat Medical Countermeasure Priority Review Voucher PRV BLA 125730 (the “Voucher”)
Dear Sir or Madam:
Reference is made to the above-referenced Voucher issued to STRATATECH CORPORATION (“Seller”) in connection with the U.S. Food and Drug Administration’s (“FDA’s”) approval of Biologics License Application (“BLA”) Number BL 125730 on June 15, 2021.
Pursuant to the Asset Purchase Agreement by and between Seller and NOVARTIS PHARMA AG (“Buyer”) dated June 30, 2022, Seller has transferred ownership of the Voucher to Buyer, effective as of June 30, 2022. As noted in the acknowledgement of transfer letter from Buyer to Seller dated June 30, 2022 (“Buyer Acknowledgement Letter”), Buyer has legally accepted ownership of the Voucher from Seller.
This letter of transfer may be presented to FDA by Buyer as evidence that Seller has transferred the Voucher from Seller to Buyer. This letter and the Buyer Acknowledgement Letter together serve as a complete record of transfer of the Voucher from Seller to Buyer.
Please do not hesitate to contact me should you have any questions or comments.
Sincerely,
STRATATECH CORPORATION

By:
Name:
Title:

Exhibit C
Buyer’s Transfer Acknowledgment Letter

June 30, 2022

Stratatech Corporation
c/o Mallinckrodt Pharmaceuticals
675 McDonnell Blvd.
Hazelwood, MO 63042

RE: Transfer of Material Threat Medical Countermeasure Priority Review Voucher PRV BLA 125730 (the “Voucher”)
Dear Sir or Madam:
Reference is made to the above-referenced Voucher issued to STRATATECH CORPORATION (“Seller”) in connection with the approval of Biologics License Application (“BLA”) Number BL 125730 on June 15, 2021.
Pursuant to the Asset Purchase Agreement by and between Seller and NOVARTIS PHARMA AG (“Buyer”) dated June 30, 2022, and as Seller acknowledges in the acknowledgement of transfer letter from Seller to Buyer dated June 30, 2022 (“Seller Acknowledgement Letter”), Seller has transferred ownership of the Voucher to Buyer effective as of June 30, 2022.
This letter acknowledges and records that Buyer has legally accepted ownership of the Voucher from Seller.
This letter accepting the transfer of the Voucher may be presented to FDA by Buyer as evidence that Buyer acknowledges and accepts the transfer of the Voucher from Seller to Buyer. This letter and the Seller Acknowledgement Letter together serve as a complete record of transfer of the Voucher from Seller to Buyer.
Please do not hesitate to contact me should you have any questions or comments.
Sincerely,
NOVARTIS PHARMA AG

By: ___________________________________________
Name: _________________________________________
Title: __________________________________________

By: ___________________________________________
Name: _________________________________________
Title: __________________________________________

Exhibit D

GUC Trustee’s Wire Instructions

Exhibit E

Seller’s Wire Instructions

Schedule 4.5
Title to Purchased Assets
1.That certain General Unsecured Claims Trust Agreement, dated as of May 6, 2022, by and among the Debtors party thereto and Heather Barlow, in her capacity as General Unsecured Claims Trustee (as amended as of the date hereof).
2.That certain Fourth Amended Joint Plan of Reorganization (With Technical Modifications) of Mallinckrodt plc and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code (as amended as of the date hereof).